UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2006

ActivIdentity Corporation

(Exact name of Registrant As Specified in its Charter)

Delaware	000-50223	45-0485038
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 28, 2006, the Compensation Committee of ActivIdentity Corporation (the “Company”) approved the payment of cash bonuses to the Company’s executive officers. The bonuses were based on individual and overall Company performance in fiscal 2006 and were in the following respective amounts:

Jason Hart, Chief Executive Officer	$232,000
Yves Audebert, President and Chief Strategy Officer	$142,000
Thomas Jahn, Chief Operating Officer	$125,000
Mark Lustig, Chief Financial Officer	$125,000

Also on December 28, 2006, the Compensation Committee approved the grant of restricted stock units to the Company’s executive officers. The awards will be granted on January 9, 2007, (the Grant Date), which is the fifth trading day after the Company’s filing of its annual report on Form 10-K for the year ended September 30, 2006. The number of shares of common stock underlying the awards will be determined with reference to the closing price of the Company’s common stock on the Grant Date and the terms of such awards will be reported on a Form 4 within two business days after the issuance of the awards. The awards, when issued, will vest as all three of the following conditions are met: (i) after three years of continuous service, (ii) the Company’s stock price at the time of vesting is at least 115% of the stock price on the Grant Date and (iii) the Company’s stock price shall, during the vesting period, have closed for 60 consecutive trading days at or above 130% of the stock price on the Grant Date. The number of shares underlying each award will be increased by 50% if and the Company achieves a specific targeted level of earnings before interest, taxes, depreciation (“EBITDA”) and will be reduced by 25% if the Company’s fiscal 2007 EBITDA is below a specified target.

Also on December 28, 2006, the Board of Directors approved the issuance of restricted stock awards to the Company’s non-employee directors as of the Grant Date. Each non-employee director, other than the Chairman of the Board, will receive a restricted stock unit for 10,000 shares of common stock; the Chairman of the Board will receive a restricted stock unit for 15,000 shares of common stock. These awards vest in equal monthly installments over a one year period from the Grant Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivIdentity Corporation
(registrant)

Date: January 4, 2007	By:	/s/ Mark Lustig
Mark Lustig
Senior Vice President and Chief Financial Officer